Exhibit 99.1

TTM Technologies, Inc.	Contact:
Debt payment Q1’16	Todd Schull, CFO
714-327-3000

TTM TECHNOLOGIES, INC. ANNOUCES PARTIAL DEBT PREPAYMENT

COSTA MESA, CA – March 7, 2016 – TTM Technologies, Inc. (Nasdaq:TTMI), a leading global printed circuit board (“PCB”) manufacturer, today announced the principal payment of $74.1 million toward the $950 million Senior Secured Term Loan B that was used to finance the acquisition of Viasystems on May 31, 2015.

“As planned, we were pleased to utilize a portion of the $118 million in free cash flow that TTM generated in the fourth quarter of 2015 toward our goal of debt reduction as we continue to focus on deleveraging the balance sheet,” said Todd Schull CFO of TTM.

About TTM

TTM Technologies, Inc. is a leading global printed circuit board manufacturer, focusing on quick-turn and technologically advanced PCBs, backplane assemblies and electro-mechanical solutions. TTM stands for time-to-market, representing how TTM’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. Additional information can be found at www.ttm.com.

Forward-Looking Statements

This release contains forward-looking statements that relate to future events or performance. TTM cautions you that such statements are simply predictions and actual events or results may differ materially. These statements reflect TTM’s current expectations, and TTM does not undertake to update or revise these forward looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other TTM statements will not be realized. Further, these statements involve risks and uncertainties, many of which are beyond TTM’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, the successful integration of Viasystems, including, the planned plant combinations and closure, general market and economic conditions, including interest rates, currency exchange rates and consumer spending, demand for TTM’s products, market pressures on prices of TTM’s products, warranty claims, changes in product mix, contemplated significant capital expenditures and related financing requirements, TTM’s dependence upon a small number of customers and other factors set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC.